Exhibit 99.1

Press Release
Gulfport Energy Corporation Announces Update to its 2020 Operational and Financial Guidance and Provides Update on Cost Saving Initiatives

OKLAHOMA CITY (June 2, 2020) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today announced an update to its 2020 operational and financial guidance and provided an update on the Company’s ongoing cost savings initiatives. Key highlights are as follows:

●	Optimized production profile to take advantage of higher commodity price environment in late 2020 and 2021
●	New forecasted 2020 full year net production to average 1,000 MMcfe to 1,075 MMcfe per day
●	Plan continues to generate positive free cash flow in 2020 at current strip prices(1)
●	Initiated plan to further reduce annual G&A expenses by approximately $2 to $4 million and targeting low end of previously provided guidance for 2020
●	Optimization efforts expect to reduce near-term firm transportation expenses by more than $10 million through 2021 and targeting low end of previously provided natural gas differential guidance for 2020

(1)	Free cash flow is a non-GAAP measure and defined as adjusted operating cash flow, before the changes in working capital and inclusive of capitalized expenses, less total capital expenditures incurred.

David M. Wood, President and Chief Executive Officer, commented, “As stated on our recent earnings call, we are updating Gulfport’s 2020 plan, which now defers production from mid-year when prices are low to late 2020 and into 2021 when prices are expected to be higher. We are also now planning on more completion activity late this year in the Utica to take advantage of potentially strong prices in the winter. The savings we are seeing in drilling and completion activities allows us to add this activity and still be at the midpoint of our previously provided capex guidance range. We believe these efforts will better position the Company as we enter 2021, adding meaningful value and allowing for higher production in a better forward commodity price environment to maximize returns and cash flow.”

Mr. Wood continued, “As it relates to our outlook for 2021, under a maintenance level program, we would expect to invest approximately $300 million of capital spend to maintain a similar level of year over year production. Assuming strip pricing of $2.75 per MMBtu for natural gas in 2021, we would expect to be cash flow neutral under this program. Should gas prices be between $2.75 per MMBtu and $3.00 per MMBtu, we would remain disciplined to this maintenance program, generating incremental free cash flow and highlighting our focus on exercising capital discipline and maximizing cash flow generation.”

2020 Operational Plans

As a result of the current commodity price environment, Gulfport recently made the strategic decision to defer near-term production to later periods in 2020 and early 2021, when natural gas prices are expected to be materially higher when compared to mid-year strip pricing. In addition, Gulfport plans to complete an additional 3 gross wells in the Utica Shale during in the second half of 2020, providing incremental production late this year and into early 2021 in the anticipation of higher prices during the winter months. Lastly, Gulfport’s updated production guidance reflects the recent production impacts due to shut ins from both the Company and its non-operated partners due to low prices. Considering all these factors, Gulfport now expects 2020 full year net production to average 1,000 MMcfe to 1,075 MMcfe per day. In addition, Gulfport forecasts its second quarter of 2020 production to average approximately 1,000 MMcfe to 1,050 MMcfe per day.

With the addition of this activity in late 2020, Gulfport is currently projecting 2020 total capital expenditures to be at the midpoint of the previously provided range of $285 million to $310 million.

Cost Savings Initiatives

Gulfport recently implemented several general and administrative expense (“G&A”) cost saving initiatives, including tiered salary reductions for most employees, its senior management team and its Board of Directors beginning early June 2020. This includes a 10% salary reduction to Gulfport’s senior management team and a 20% salary reduction for the Company’s Chief Executive Officer. The cash retainer paid to the Company’s Board of Directors will also be reduced by 10%. In addition, select furloughs will be implemented to reduce costs and better align the Company with its updated operating plan. All health and related benefits will still be available to furloughed employees during their furlough time. The Company expects these cost saving items, combined with other non-payroll initiatives, to reduce its 2020 recurring total G&A by approximately $2 to $4 million and now forecasts its 2020 total recurring G&A to be at the low end of its original guidance range.

In addition, Gulfport has or expects to enter into agreements with third-parties to reduce midstream costs and obligations in both of its operating areas.  Gulfport estimates these initiatives will reduce its midstream expenses, including transportation expenses, during the second half of 2020 and 2021 by more than $10 million. As a result of these cost savings initiatives, Gulfport expects to be at or below the low end of its previously provided natural gas differential guidance range for 2020.

About Gulfport

Gulfport Energy is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds non-core assets that include an approximately 22% equity interest in Mammoth Energy Services, Inc. (NASDAQ: TUSK) and has a position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC. For more information, please visit www.gulfportenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as the expected impact of the COVID-19 pandemic on our business, our industry and the global economy, production and financial guidance, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, repurchases of our outstanding debt, the timing and completion of asset sales, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions that might affect the timing and amount of the repurchase program; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; Gulfport’s ability to identify, complete and integrate acquisitions of properties and businesses; Gulfport’s ability to achieve the anticipated benefits of its strategic initiatives; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Paul Caminiti / Hugh Burns / Nicholas Leasure

212-433-4600